PROSPECTUS SUPPLEMENT	FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED MAY 15, 2003)	FILE NUMBER 333-104956

DEPOMED, INC.

17,446,960 SHARES OF COMMON STOCK

This Prospectus Supplement supplements the Prospectus dated May 15, 2003  relating to the resale from time to time by the selling shareholders of up to 17,446,960 shares of common stock (the “Common Stock”), of Depomed, Inc. (the “Company”).  The Shares are being offered for the account of the holders thereof.  This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus.  On February 9, 2006 the closing price of the Common Stock of the Company on the Nasdaq National Market was $6.36.  The Common Stock of the Company is traded under the symbol “DEPO.”

The section entitled “Selling Securityholders” is hereby amended as set forth below to revise in its entirety, the entry therein related to Special Situations Fund III QP, L.P.,  to reflect (i) its name change from Special Situations Fund III, L.P. to Special Situations Fund III QP, L.P. effective as of January 1, 2006 and (ii) the transfer by Special Situations Fund III QP, L.P. of warrants to purchase 7,476 shares of common stock to Special Situations Fund III, L.P.:

	Shares Beneficially Owned Prior to the Offering (1)(2)		Shares Subject to Convertible Securities (2)	Shares	Shares Beneficially Owned After the Offering
Selling Shareholder	Number	Percent	Number	Offered	Number	Percent
Special Situations Fund III, L.P. (6)	0	0	7,476	7,476	__	__
Special Situations Fund III Q.P., L.P. (6)	0	0	90,172	90,172	__	__

(6)           MGP Advisors Limited (“MGP”) is the general partner of Special Situations Fund III, QP, L.P. and Special Situations Fund III, L.P.  AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. MG Advisers, L.L.C. (“MG”) is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P.  Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM, and MG. Through their control of MGP, AWM, and MG, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

The preceding table has been prepared based upon the information furnished to the Company by the Selling Securityholders named therein as of February 9, 2006.

See “Risk Factors” beginning on page 3 of the accompanying prospectus for a description of certain factors that should be considered by prospective Investors.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 10, 2006.